PROXY STATEMENT
                           OF WESTMORELAND COAL

                     Securities and Exchange Commission
                          Washington D.C. 20549

                        SCHEDULE 14a INFORMATION
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                 Securities Exchange Act of 1934

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Rule 14(a)-12

_________________________________________________________________
_

                       Westmoreland Coal Company

_________________________________________________________________
_

             (Name of Registrant as Specified in Its Charter)

              Westmoreland Committee To Enhance Share Value

_________________________________________________________________
_
              (Name of Person(s) Filing Proxy Statement,
               if other than the Registrant)

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                   PLEASE VISIT OUR WEB SITE AT
               http://www.freedomforshareholders.com

              WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE
                    IN OPPOSITION TO THE MANAGEMENT
                     OF WESTMORELAND COAL COMPANY

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE (The "Committee") for use at the 1999 Special Meeting in lieu of an Annual Meeting of shareholders of Westmoreland Coal Company (the "Company") for the purpose of electing a new board of directors opposed to the present management of the Company. The Committee is a direct outgrowth of the experience of three of its members who served as members (one of whom served as co-chairman) of the Official Committee of Equity Security Holders (the "Equity Committee") while the Company was recently under the jurisdiction of the Federal Bankruptcy Court. Through that experience, they became convinced that the present board of directors and management of the Company have conducted the affairs of the Company in a manner which has led to the drastic reduction in the value of the Company's stock and that if they remain in office, future deterioration will occur.

One month out from a near-death experience for owners of Westmoreland Coal Company, Westmoreland management celebrated with a round of bonuses -- $2.6 million in cash and outright grants of
95,000 shares of common stock and 95,000 options for additional shares.

Westmoreland management has dragged us through a protracted two-year, high-risk tactical bankruptcy that nearly lost our company, incurred nearly $10 million in expenses, and plunged the value of our shares to record lows. Management has not purchased equity or invested in the future of our company. It has spent 30 percent of its tenure under the protection of courts. Its operational track-record is poor. Its plans for our company are self-serving and risky.

Westmoreland management is unabashedly asking that we who own the company affirm its brazen self-confidence and salaried future by rewarding it with votes and trust.

     [IN PAPER MATERIAL, THE FOLLOWING TABLE OF THE COMPANY'S
              STOCK PRICES APPEARS IN GRAPHIC FORM]

The following chart of Common Stock prices demonstrates what present management has done to share values. (Information taken from Compuserve.)

                     WESTMORELAND COAL COMPANY

COM
Cusip: 96087810         Exchange: O         Ticker:
WMCL



Month-End    Months       Months       Months
Month-End
   Date      Volume      High/Ask     Low/Bid
Close/Avg
---------  ----------   ----------  ----------  ----------
 3/29/91      363,800     20 1/4      18 1/2      19 1/4
#



 4/30/91      550,200     20 1/2      17 1/2      19 1/2
 5/31/91      250,100     21 1/4      19 1/4      20 1/2
 6/28/91      140,400     20 3/4      18 1/2      19 1/2



 7/31/91      181,900     19 3/4      18 1/2      19 1/2
 8/30/91      262,700     22          18          20 3/4
 9/30/91      225,300     21 3/4      19 1/4      21

10/31/91      206,200     22 3/4      19          19 1/2
11/29/91      116,600     20 1/2      16 1/2      16 1/2
12/31/91      303,300     21          16 1/2      20 1/4

 1/31/92      326,200     21 1/4      16 1/2      17
 2/28/92      202,300     18 1/2      15 1/2      16
 3/31/92      168,800     17 1/2      16          17 1/2

 4/30/92      420,300     18 1/4      16 1/2      17 1/2
 5/29/92      164,000     17 1/2      15 3/4      16 1/2
 6/30/92      173,600     17          11 3/4      11 3/4

 7/31/92      449,200     13          11 1/8      12 5/8
 8/31/92      125,000     13          11 3/4      12
 9/30/92      174,200     13 1/8      11 7/8      12 1/4

10/30/92      133,800     13          10 5/8      12 1/8
11/30/92      123,100     12 1/8      11 1/8      11 1/8
12/31/92      270,400     11 5/8      10 1/8      11 1/8

 1/29/93      318,800     11 1/4       9 1/2      10
 2/26/93      336,200     10 3/8       8 1/8       9
 3/31/93      204,500     10 3/8       8 1/2       9 3/4

 4/30/93      175,200     10 1/2       9           9 1/8
 5/31/93      119,700     10           8 1/2       8 5/8   #
 6/30/93      845,900      9 1/8       5 3/4       6 1/4

 7/30/93    1,123,900      7 3/4       5 5/8       5 7/8
 8/31/93      385,300      7 3/8       5 3/8       6 3/4
 9/30/93      415,100      7 1/8       5 3/4       6 1/8



10/29/93      582,600      7 1/4       5 5/8       6 3/4
11/30/93      592,700      7 3/8       6 1/4       6 1/2
12/31/93      949,800      6 1/2       5           5 1/4

 1/31/94      777,500      5 1/2       4 1/4       5
 2/28/94      355,000      5 7/8       4 7/8       5 1/8
 3/31/94      325,500      5 3/8       4 5/8       4 3/4

 4/29/94      240,000      5           4 3/8       4 1/2
 5/31/94      147,100      5           4 1/2       5
 6/30/94      148,700      5 1/4       4 5/8       5

 7/29/94      554,400      6           4 3/8       5 3/4
 8/31/94      385,100      6 3/8       5           5 1/8
 9/30/94      137,200      5 1/2       4 5/8       4 15/16

10/31/94      508,400      6 1/2       5           6 1/8
11/30/94      676,700      6 3/4       3 3/4       5 1/4
12/30/94      469,700      7 1/8       4 3/4       6 3/4

 1/31/95      107,900      6 3/4       5 3/4       6 1/2
 2/28/95      169,200      6 5/8       5 1/4       5 3/8
 3/31/95      186,600      5 5/8       4 1/2       4 3/4

 4/28/95      258,700      5 1/4       4 3/8       4 3/8
 5/31/95      204,300      5 3/8       4 3/8       4 3/4
 6/30/95       90,100      5           4 1/4       4 1/4

 7/31/95      221,600      4 1/2       3 1/8       4 1/8
 8/31/95      282,000      4 1/2       3 5/8       3 3/4
 9/29/95    1,034,600      4           2 1/2       3 5/8

10/31/95      365,200      3 3/4       3 1/8       3 1/2
11/30/95      241,200      3 5/8       2 1/2       2 1/2
12/29/95      510,900      3 1/4       2 1/2       2 5/8

 1/31/96      259,300      3 1/8       2 1/2       2 5/8
 2/29/96      236,500      3 3/8       2 5/8       3 1/4
 3/29/96      197,700      3 5/8       2 5/8       2 3/4

 4/30/96      132,600      3 1/4       2 5/8       2 7/8
 5/31/96      342,600      4 1/4       2 5/8       4
 6/28/96      136,000      4 1/4       3 1/8       3 1/2

 7/31/96       79,600      3 3/4       2 5/8       3
 8/30/96       66,200      3 1/4       2 3/4       3 1/4
 9/30/96       96,600      3 1/4       2 3/4       2 3/4

10/31/96      164,300      3 3/8       2 5/8       2 7/8
11/29/96      160,500      3           2 1/4       2 1/2
12/31/96      961,500      2 5/8         1/8         1/2

 1/31/97      600,000        1/2         1/2         1/2   #
 2/28/97            0      1 3/8         5/8         15/16
 3/31/97        1,000      1 1/4         17/32       37/64

 4/30/97            0        31/32       17/32       59/64
 5/30/97            0      1 3/16        3/4         7/8
 6/30/97            0      1 1/16        25/32     1

 7/31/97            0      1 1/4         15/16     1 3/32
 8/29/97            0      1 31/32     1           1 27/32
 9/30/97       38,100      2 5/16      1 11/16     2 7/32

10/31/97            0      2 9/16      1 3/4       1 7/8
11/28/97            0      2 1/16      1 1/8       1 11/32
12/31/97            0      1 1/2       1 1/16      1 5/16

 1/30/98            0      2 3/16      1 9/16      2 1/16
 2/27/98            0      2 1/8       1 1/4       1 15/32
 3/31/98            0      1 15/16     1 3/8       1 25/32

 4/30/98            0      2           1 1/2       1 27/32
 5/29/98            0      1 27/32     1 3/8       1 15/32
 6/30/98            0      1 9/16        1/8         27/64

 7/31/98            0      2 35/64       3/8       2 29/64
 8/31/98            0      2 3/4       1 5/8       1 11/16
 9/30/98            0      1 7/8       1 7/16      1 47/64

10/30/98            0      2 3/16      1 1/2       2 1/32
11/30/98            0      2 3/8       2           2 15/64
12/31/98            0      4 9/16      2 3/16      3 7/8

 1/29/99            0      4 9/16      3 13/16     4 1/2
 2/26/99            0      4 9/16      3 5/8       3 11/16
 3/24/99*           0      4 15/16     3 5/8       4 5/8

        * indicates a partial period

        # indicates 'last' is from an earlier date in the period

Now is the time to end the reign of Westmoreland management.

The Westmoreland Committee to Enhance Share Value ("the Committee") believes that Westmoreland management has a track record of disregard for the best interests of its owners and neither the financial incentive nor operational ability necessary to reverse its pattern of causing losses for shareholders. Enough is enough. Let's move them out and move on.

YOUR FELLOW SHAREHOLDERS ON THE COMMITTEE NEED YOUR VOTES TO
ELECT
OUR ALTERNATIVE SLATE OF DIRECTORS AND ENDORSE OUR PROPOSED
APPROACH FOR RESTORING MARKET CONFIDENCE AND THE VALUE OF OUR
COLLECTIVE SHARE EQUITY IN WESTMORELAND COAL COMPANY.

The Committee's goal is to maximize value for common and preferred shareholders by restoring Westmoreland to its nearly 150-year prominence as a coal producing and marketing enterprise. We propose retaining independent energy experts to assess
Westmoreland's assets to identify every possible opportunity for maximizing share value in current and projected market conditions.

Already, we are building on the analysis produced by independent analysts Putnam, Hayes & Bartlett, Inc., who worked as financial advisors to your Equity Committee during Westmoreland's bankruptcy proceedings. We have also retained the expert advice of Bodington
& Company -- a prominent management and financial consulting firm serving the electric power industry -- with a record of more than
90 clients and 250 engagements.

Our preliminary work makes one thing clear: now is the time to sell Westmoreland's Independent Power Projects (IPPs). As a first order of business, the Committee proposes using Bodington & Company to develop a strategy for obtaining maximum revenues possible for Westmoreland's remaining IPP assets and retaining an investment firm to sell the facilities by the end of 1999.

The Committee's Plan

The following are the five principal elements of the Committee's plan:


* Enhance shareholders' value through the sale of all IPPs. The Committee proposes selling Westmoreland's remaining IPPs by the end of 1999. Net proceeds after payment of a lump sum settlement to the combined UMWA Funds would be dispersed to common and preferred shareholders. Because of the previous success of the
Equity Committee in working cooperatively with the UMWA Funds, the
Committee believes it can reach an agreement for the unencumbered sale of the IPPs. Independent studies show that a fortuitous window of opportunity exists for selling Westmoreland's IPP assets. The current and temporary market environment of under-capacity in the electricity sector has escalated IPP market valuations beyond anyone's wildest expectations.


* Enhance shareholders' value through expansion of surface mining operations. Based on the analysis and advice of our independent consultant, Putnam, Hayes & Bartlett, the Committee proposes substantially increasing production and marketing of Westmoreland's coal assets and negotiating lower rail transportation rates. There is tremendous growing demand for low sulfur coal abundantly available in the Powder River Basin. While management is only mining less than 7 million tons of coal, the Westmoreland mine near Hardin, Montana, has proven reserves in excess 600 million tons. An analysis prepared by RDI in 1994, for
Westmoreland management projected a demand growth of 30 percent between 1995 and 2000 in the Northern Powder River Basin, with 29 percent growth projected during the same period for the Southern portion of the Basin.


* Enhance shareholders' value by closing executive headquarters. The Committee estimates that excessive corporate overhead costs could be reduced by several million dollars per year by reducing the number of Westmoreland's salaried executives in Colorado Springs, relinquishing the headquarters space, and managing the company through its subsidiaries. There are no Westmoreland operations in or near the resort area of Colorado Springs, CO.


* Enhance shareholders' value through possible resumption of Appalachian mining. If independent analysis proves the financial merits to be sound, the Committee proposes investigating the feasibility of restoring relations with the UMWA, badly damaged by management, and reaching a management-labor agreement to enable resumption of profitable coal mining operations on Westmoreland properties that currently lay fallow in the Eastern United States.


* Enhance shareholders' value with a talented Board capable of implementing our plan. The Committee has recruited a proposed Board of Directors who have a wealth of individual and combined expertise in the operational skills and judgment necessary to rapidly maximize the value of Westmoreland's assets and shareholders' equity. As evidenced by their resumes, our team has a proven track record in turning around companies in crisis. Their skills and experience include asset valuation, mergers, acquisitions, consolidations, sales, marketing, management, and labor relations _ as well as extensive experience in the energy power sector.

The Westmoreland Committee to Enhance Share Value

The Committee is an outgrowth of the Official Committee of Equity
Security Holders (the "Equity Committee") that was selected and appointed, June, 29, 1998, by the office of the United States Trustee in the Westmoreland bankruptcy case to protect the rights and interests of common and preferred shareholders. In accordance with the terms of the bankruptcy settlement contained in the Master Agreement, the Equity Committee was dissolved February 4, 1999.

As part of its slate of proposed directors, the Committee is nominating three Westmoreland shareholders who served on the Equity Committee: Frank Williams, who served as Co-Chair, Nelson Obus, and Bentley Offutt. These and all members of the Equity Committee served on behalf of shareholders' rights and interests without compensation during their 7-month tenure.

During the course of bankruptcy proceedings, Westmoreland management proposed a reorganization plan giving the UMWA Health and Retirement Funds (the "Funds") an equity position in the company and reallocating the balance of the stock between existing common and preferred shareholders. The Funds proposed a reorganization plan that would have transferred all the equity in a new corporation to the Funds. The Equity Committee filed a third alternative plan to convert the Chapter 11 proceedings to a Chapter 7 liquidation, which would have satisfied obligations to the Funds and creditors, with ample funds remaining for distribution to common and preferred shareholders. Management subsequently filed a motion to dismiss, resulting in the Master Agreement -- a negotiated three-party consensual settlement among management, the Funds, and the Equity Committee.

Westmoreland Management's Plan

When you hear about management's plan for the future of Westmoreland Coal Company, ask yourself two questions: (1) what's in it for them; and (2) what's in it for us, as owners. Then take a look at management's purchased-equity interests and their operational track record.

According to shareholders, including members of the Committee, who have talked with Westmoreland management since the dismissal of the bankruptcy case, management views the future of our company as one involving growth through acquisition. They intend to get there the only way they can: by leveraging our IPPs. They need the income streams from our IPPs to pursue their risky and unsound strategies to diversify into areas where they have no operational experience. So, can we trust their judgment if they tell us that now is not the prudent time to sell our IPPs _ when the market resoundingly tells us otherwise?

Westmoreland Management's Track Record

Management of our company has neither the performance track record nor the equity incentives necessary to accomplish the task of maximizing value for common and preferred shareholders.


* Earlier this year, senior management awarded itself $2.6 million in cash bonuses and grants of 95,000 shares of common stock and 95,000 options for additional shares. The stock award violates the spirit, if not the letter, of the Master Agreement that resulted in the dismissal of the bankruptcy case;


* During the 7-year tenure of management, our share prices plummeted to record lows;


* During five years of its 7-year tenure, management made no dividend payments to preferred shareholders;


* Senior management has not purchased an equity stake in the future of our company;


* The one acquisition launched by current management, in the extremely promising and profitable area of industrial gas turbines
(the Corona acquisition), was a complete disaster _ a loss of several million dollars due to management's operational incompetence in assimilating the acquisition;


* The current management had nothing to do with acquiring our most profitable asset: the IPPs;


* Current management's 7-year tenure has been plagued by costly, acrimonious relations with unions;


* Thirty percent of the 7-year tenure of salaried management has been under the protection of bankruptcy courts:


* Westmoreland's most recent bankruptcy, lasting a protracted two years, is the second bankruptcy spear-headed by management over their 7-year tenure;


* The latest episode in bankruptcy cost us nearly $10 million in litigation-related expenses;


* In a series of ill-chosen litigation tactics, designed to improve its position with regards to obligations owed to UMWA
Funds, management nearly lost our company in its entirety to the UMWA;


* At trial before the bankruptcy Court, management was not sufficiently competent to persuade the court to accept the testimony of its most important witness who would have spoken to the merits of managed care in maintaining quality of care for workers, while reducing our operational costs;


* All would have been lost for us as shareholders, but for a timely decision in another case (Sunnyside) which fortuitously intervened as precedent in our case _ pure luck;


* As evidenced by its consensual agreement (Master Agreement) permitting the dismissal of its bankruptcy case, management gained nothing for shareholders. All of the provisions in the Agreement that favor shareholders _ the tender offer, no anti-shareholder rights actions, freeze on acquisitions, etc. _ were only agreed to by management at the insistence of the Equity Committee.

Enough is Enough -- Vote for Change

The Election of Directors
About Your Vote

Holders of Common Stock have one vote for each share with respect to all matters to be considered at the Special Meeting, except that they will have no vote on the election of the two directors who are nominated to serve as representatives of the holders of the Preferred Stock (each such share of Preferred Stock being evidenced by four Depository Shares). Holders of Depository Shares have one vote for each Depository Share on all matters to be considered.

The Company's By-laws, filed as an Exhibit to the annual report for the Fiscal Year Ended December 31, 1998, on Form 10K/A, provide that there shall be six directors. However, due to the Company's failure to pay six quarterly dividend payments on Preferred Stock, two directors will be elected solely by the holders of Depository Shares, voting as a separate class. The remaining directors will be elected by both the Common Stock holders and Depository Shareholders, voting as a single class. If the Committee succeeds in electing its nominees, it intends that the directors will amend the By-laws to provide for seven, rather than six, directors. Consequently, it has nominated the seven persons named below.

No shareholder is permitted to cumulate votes at the meeting or by proxy. Directors will be elected by an affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote on the nominees. The two nominees for the Preferred Stock directorships who receive the most votes of the Depository Shareholders will be elected and the At-large nominees who receive the most votes of both the Common Stockholders and the Depository
Shareholders combined will be elected.

The Committee is presenting the nominees in the form of two proposals: Proposal Number 1 is that the Committee's two Preferred Stock Nominees be elected as Directors to serve as representatives of the Preferred Stockholders; Proposal Number 2 is that the five persons named below as At-large Nominees be elected to serve as the remaining Directors.

If you own Depository Shares you will find enclosed a BLUE proxy containing means to vote FOR or WITHHOLD authority to vote for Proposals 1 and 2. If you own only Common Stock, you will find a
BLUE proxy containing means for you to vote FOR or withhold authority to vote for Proposal Number 2.

THE COMMITTEE URGES YOU TO VOTE FOR THE PROPOSALS.

The Committee's Nominees

Information about the Committee's nominees follows. Each nominee has consented to being named as such.

As Preferred Stockholder Nominees

Guy O. Dove, III, age 61, is a Personal Investor, Washington, DC (since 1989). He also serves as Chairman of Pinnacle Oil Company (exploration and production of natural gas and oil), assets mainly in Oklahoma (since 1972). Previously, Mr. Dove was Partner and Chief Investment Officer, The Clarendon Group, London, England, where he was responsible for all facets of investment management of a $3 billion reinsurance group. Prior positions included:
First
Vice President, Schroder Capital Management, Inc., Washington, DC, and Bond Manager responsible for the National Fixed Income Department, having more than $100MM in funds under management; Vice President, Equitable Trust Company, Baltimore, MD, and Senior
Bond Manager in the Pension Fund Department responsible for fixed income portfolios, managing more than $400 MM in funds; and Financial Consultant, Federal Energy Administration, Washington, DC. Projects with FEA included evaluating financial problems relating to the electric utility industry and the impact of financial markets of various policy options. Trinity College _ BA.

William J. Sim, age 54, is Group Vice President _ Generation of Potomac Electric Power Company (Pepco), Washington DC (since
1997). At Pepco, Mr. Sim has full profit and loss responsibility for all of generation activities. In addition, he manages all aspects of the Generation Business Unit, including fuels procurement (coal, oil, and gas), operations and maintenance of generating plants, the Central Engineering and Maintenance Organization, the Business Planning, and the Power Marketing Business. Mr. Sim is leading the divestiture team to sell 6000MWs of power plants as part of an industry restructuring and stranded cost settlement. He developed the Power Marketing Group and developed risk management strategies that saved customers in excess of $30 million in 1998. Additional accomplishments have included: negotiated a multi-skilling agreement and reduction in force with Local 1900 IBEW; moved planned and unplanned maintenance from plants to a central organization, concentrating plant personnel on manufacturing electricity; and reduced fuel cost 10 to 20 percent at plants by modifying plants to burn different fuels and negotiating new agreements with railroads on delivery. Mr. Sim serves as a Member, Board of Directors, Williams
Industries, Falls Church, VA. Previously, he was Group Vice President _ Power Supply and Delivery, Pepco (1994 to 1997), where he managed all aspects of generation, transmission, and distribution operations including: generating plants, overhead and underground systems, substations, the Consolidated Control Center, and the Environment Group. While there, he assisted in negotiating the merger of Pepco and BGE and developed synergies. In addition, he worked as Vice President _ Operations and Construction, Pepco (1991 to1994) where he managed operation, maintenance, and construction of Generating, Transmission, Distribution, and Substations facilities and the Consolidated Control Center. Mr. Sim also served previously as President and COO _ American Energy
Division of Potomac Capital Investment Corporation, American Energy &American Recovery Corporation, a division of Potomac Capital Investment Corporation (PCI), the non-regulated subsidiary of Pepco. In that position, he managed operations involved in the ownership, design, construction, and operations of energy facilities, including: solar, hydro, waste-to-energy, co-generation projects, and waste recycling. He also developed and implemented plans for Pepco to enter independent power businesses through PCI, including market analysis and staffing, and negotiated joint ventures with German, French, and Italian companies to obtain exclusive rights to technologies. Loyola College _ MBA. University of Glasgow, Scotland _ BSc, Civil Engineering. University of Michigan _ Public Utility Executive Program. Mr. Sim owns 100 Depository Shares.

As At-Large Nominees

Robert F. Fowler, age 55, is the Managing Member of Robert
Fowler
& Associates, LLC (management consulting company, specializing in divestitures and mergers, serving as owner-representative), Atlanta, GA (since 1977). Currently, Mr. Fowler is serving as temporary CFO for the Boomershine Auto Group (a $250 million annual revenue, multi-dealership), with operations in Atlanta, GA, where he is winding down all facets of the corporation and selling off its assets. He is past Chairman of the Board of Signal Point Systems (a full service telecom contractor) and a past Member of the Board of EMCUS, Inc. (union industrial electrical contractor holding company). Previously, Mr. Fowler worked as Senior Consultant, FMI Corporation (management consulting company that is a leading advisor in corporate divestitures and mergers), Raleigh,
NC, and Corporate Planner _ Holding Company, NationsBank, Charlotte, NC. His role with NationsBank included developing a five-year earnings forecasting model that became the foundation for the birth of NationsBank. Wharton _ MBA _ International Business and Finance. Virginia Military Institute _ BS _ Civil Engineering and Mathematics. Mr. Fowler owns 100 shares of Common
Stock.

Nelson Obus, age 52, is President of Wynnefield Capital, LLC (a private partnership with assets over $150 million, specializing in undervalued publicly-traded small companies), New York, NY (since
1992). Mr. Obus served as a Member of the Westmoreland Official Committee of Equity Security Holders (June 1998 to February 1999.
Previously, he was Research Director for Schaffer Capital Management and earlier was with Lazard Freres Brothers, LLC (institutional equity sales) as Director of Research, Institutional Salesman, and Research Analyst (in succession). Prior to his positions on Wall Street, Mr. Obus worked for more than a decade in natural resources management with the Massachusetts Audubon Society, the Appalachian Mountain Club, and the Department of Environmental Management of the Commonwealth of
Massachusetts. New York University _ BA. Brandeis University _
MA,
ABD _ political science.

R. Bentley Offutt, age 60, is Founder and President of Offutt Securities, Inc., a member of the NASD (institutional research brokerage firm which specializes in value investing and focuses its coverage on companies with a market capitalization between $60 million to $1 billion), Baltimore, MD (since 1987). Previously, he was Director, Institutional Research and Marketing, Legg Mason. Mr. Offutt served as a Member of the Westmoreland Official Committee of Equity Security Holders (June 1998 to February
1999).
In addition, he is a Member of the Board, Williams Industries, Inc., Falls Church, VA (since 1994). Previously, he was Vice Chairman, Franklin Square Hospital, Maryland. George Washington University _ MBA. Lehigh University _ BA.

Matthew S. Sakurada, age 47, is President of EmPower Resources, Inc. (management consulting and investment company), Sanford, NC (since 1996). Clients have included Westmoreland Energy, Westmoreland LG&E Partners, and Energy Power (London, England). For Westmoreland Energy, Mr. Sakurada was engaged in strategic planning; for Westmoreland LG&E, he represented the partnership in a successful suit against VA Power regarding payment of forced outage days. For Energy Power, Mr. Sakurada created a successful $1 billion proposal for British Petroleum refinery. Previously, he was President, Vice President and General Manager, and Vice President _ Project Development (in succession), Westmoreland Energy, Inc., Charlottesville, VA (1988 to 1996). There, he led corporate and project development and was responsible for site selection, fuel procurement, permitting, financing, construction, coal marketing, and operation of eight power-generating
facilities
owned in partnership with other leading companies. Prior to holding those positions, he was Manager of Material, Engineering and Human Resources, Engineering Manager, and Civil Engineer (in succession), Colorado Westmoreland, Inc., Paonia, CO. There, Mr. Sakurada was responsible for the material management, engineering, and human resources departments. In addition, he worked as Engineer --Structural Mechanics, Engineer _ Structural Division, and Structural Designer (in succession), Stone & Webster Engineering Corp., Boston, MA, and Denver, CO, where he engineered and designed coal-fired, hydro-electric, nuclear, and natural gas
powered generation facilities. James Madison University _ MBA. University of Colorado at Denver _ Master of Engineering. Colorado
State University _ BS _ Civil Engineering.  Mr. Sakurada owns
110
shares of Common Stock.

Frank E. Williams, Jr., age 64, is Founder, Chairman, and CEO of Williams & Beasley Co. (steel erection), Dallas, TX (since
1996).
He is also Chairman of Williams Enterprises of Georgia, Inc. (steel fabrication and erection of structural steel and miscellaneous iron _ not affiliated with previous company listed) and its five subsidiaries, Atlanta, GA (since 1967). He served as
Co-Chairman of the Westmoreland Official Committee of Equity Security Holders (June 1998 to February 1999). Previously, he was
President, CEO, and Chairman, of Williams Industries, Inc. (construction services), Falls Church, VA (1961 to 1995). Previously, he also served as a Director and Chairman of the Board, Capital Bank NA, Washington, DC. Georgia Institute of Technology _ Bachelor of Civil Engineering.

The Westmoreland Committee to Enhance Share Value


The Committee is an outgrowth of the Official Committee of Equity
Security Holders (the "Equity Committee") that was formed on
June
29, 1998, when the Office of the United States Trustee granted certain shareholders' request to appoint a committee to represent the interests of common and preferred shareholders. Following the dismissal of the bankruptcy case, the Equity Committee was dissolved February 4, 1999. In early March 1999, three of the former members of the Equity Committee, Frank E. Williams, Jr., Nelson Obus, and R. Bentley Offutt joined with a fourth shareholder, Guy O. Dove III, to form the Westmoreland Committee to Enhance Share Value. More detailed information about each of these persons is set forth below.


1).....Frank E. Williams, Jr., 2789 Hartland Road, Falls Church,
Virginia 22043.  His principal occupation is Chairman of the
Board
of Williams Enterprises of Georgia, whose principal business is steel construction and whose address is 1285 Hawthorne Ave., P.O.
Box 756, Smyrna, Georgia 30081. Mr. Williams beneficially owns, directly and indirectly, 211,000 shares of Common Stock and 38,000
Depository Shares. Under Securities and Exchange Commission rules, the 38,000 Depository Shares are considered to constitute beneficial ownership of 64,893 shares of Common Stock into which they are convertible ("Equivalent Shares"), giving Mr. Williams a total beneficial ownership of 275,893 shares of Common Stock. Mr.
Williams owns no shares of stock of record which he does not also beneficially own. Certain of the shares set forth as being beneficially owned by Mr. Williams are owned by his wife, father, a family charitable foundation, and a family trust. No associates of Mr. Williams, other than the members of the Committee and the family members, own any of the Company's securities. All of these shares have been purchased during the past two years as follows:

Date                       Number of Shares      Type of
Security
April 28, 1997               20,000                  Common
April 30, 1997                5,000                  Common
May 1, 1997                  10,000                  Common
February 19, 1998             5,000                  Common
April 2, 1998                12,000                  Common
April 28, 1998                5,000                  Common
April 29, 1998               16,000                  Common
June 12, 1998               135,000                  Common
July 27, 1998                 4,000                Depository
October 1, 1998              34,000                Depository

On September 3, 1998, Mr. Williams sold 15,000 shares of Common
Stock.

Mr. Williams has sold no shares in the past two years, but intends to tender his Depository Shares to the Company.


2)     R. Bentley Offutt, Offutt Securities, Inc., 11350
McCormick
Road, Executive Plaza III, Suite 901, Hunt Valley, Maryland
21030.
His principal occupation is President of Offutt Securities,
Inc.,
a member firm of the National Association of Securities Dealers
(NASD), acting primarily as an institutional research brokerage firm specializing in companies with market capitalization between
$60 million to $1 billion. Mr. Offutt beneficially owns199,400 shares of Common Stock and no Depository Shares. Of these, 40,000 shares were purchased on November 10, 1997; the remainder had been purchased more than two years ago. Of thisCommon Stock, 149,400 shares are owned by his wife, with whom Mr. Offutt shares voting and dispositive power, and 50,000 shares are owned by Offutt securities. Mr. Offutt owns no Westmoreland securities of record which he does not also beneficially own. No associates of Mr. Offutt, other than the members of the Committee and his wife, own any of the Company's securities.


3)     Nelson Obus, One Penn Plaza, Suite 4720, New York, New
York
10119. Mr. Obus' principal occupation is managing investments as President of Wynnefield Capital Management, LLC, of that address.
Wynnefield Capital Management, LLC is a private limited liability company organized under the laws of New York. Mr. Obus is the indirect owner of 693,900 shares of Common Stock and 51,100 Depository Shares, through the following entities: Wynnefield Partners Small Cap Value L.P. I, a Delaware limited partnership ("Partnership I") _ 229,947 shares of Common Stock and 20,400 Depository Shares; Wynnefield Partners Small Cap Value L.P., a Delaware limited partnership ("Partnership")-332,253 shares of Common Stock and 17,000 Depository Shares; Wynnefield Small Cap Offshore Fund Ltd., a partnership organized under the laws of the
Cayman Islands ("Offshore Fund") _ 131,700 shares of Common Stock and 13,700 Depository Shares. Wynnefield Capital Management, LLC is the general partner of Partnership and Partnership I, and Wynnefield Capital, Inc., a Delaware corporation is the general partner of Offshore Fund. Mr. Obus, Joshua H. Landes and Robert Melnick are the members of the Wynnefield Capital Management, LLC, and Messrs. Obus and Landes are the stockholders, directors and officers of Wynnefield Capital, Inc. All of these persons and entities share the address set forth above. Mr. Obus is not the record owner of any Westmoreland securities of which he is not also a beneficial owner. During the past two years, the partnerships have had the following transactions in Westmoreland securities:

Partnership I -  Purchased  17,345   Common on April 11, 1997
                 Purchased  64,500   Common on March 9, 1998
                 Purchased  20,400   Depository Shares on
                                     September 2, 1998
                 Sold       19,000   Common on September 2, 1998

Partnership -    Purchased  32,655   Common on April 1, 1997
                 Purchased  13,100   Depository Shares on
                                     September 2, 1998
                 Purchased   3,900   Depository Shares on
                                     September 3, 1998
                 Sold       15,000   Common on September 2, 1998

Offshore Fund-   Purchased 131,700   Common on April 11, 1997
                 Purchased   4,700   Depository Shares on
                                     June 1, 1998
                 Purchased   9,000   Depository Shares on
                                     September 4, 1998
                 Sold        8,300   Common on September 2, 1998

Mr. Obus intends to tender his Depository Shares to the Company.


4) Guy O. Dove, III, 10 Jay Street, Middleburg, Virginia 20118. Mr. Dove's occupation is Personal Investor and Chairman of the Board of Directors of Pinnacle Oil Company of the same address, with assets mainly in Oklahoma. Mr. Dove is the beneficial owner of 198,000 shares of Common Stock and 30,000 Depository Shares, giving Mr. Dove a total beneficial ownership of 242,154 Equivalent
Shares of Common Stock. He owns no Westmoreland securities of record which he does not beneficially own. 10,000 Depository Shares set forth above are owned by his adult children, whom Mr.
Dove advises as to voting and dispositive powers. 184,000 shares of Common Stock and 15,000 Depository Shares are owned directly by him, and 14,000 shares of Common Stock and 5,000 Depository Shares are owned by Pinnacle. Neither Mr. Dove nor Pinnacle has sold any
Westmoreland stock during the past two years. Mr. Dove purchased
35,000 shares of Common Stock on October 28, 1998, 3,000 on November 11, 1998, 1,000 on November 12, 1998, 40,000 on
December
21, 1998 and 5,000 on January 13, 1999.  On November 13, 1998,
he
purchased 2,000 Depository Shares. Other than the associates set forth above, no associates of Mr. Dove own any Westmoreland securities.


The Committee as a group directly and indirectly owns 1,302,800 shares of Common Stock and 119,100 Depository Shares, or 1,506,187
Equivalent Shares of Common Stock. No member of the Committee or any of their associates has any arrangement or understanding with any person with respect to future employment with the Company nor with respect to any future transactions to which the Company or any of its affiliates will be a party, except, of course, as the members of the Committee itself intend to implement its plans as outlined in this proxy statement. Other than their entering into the Master Agreement, as members of the Equity Committee, no member of the Committee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

The Solicitation

This proxy statement is first being given or sent to shareholders on or about April __, 1999. Any shareholder who executes and delivers a proxy for use at the Special Meeting has the right to revoke it any time by filing with the Committee at 2789 Hartland Road, Falls Church, Virginia 22043, or with the Secretary of the Company at its principal offices, an instrument revoking it or a duly executed proxy bearing a later date, or by appearing in person and voting at the annual meeting. The principal executive offices of the Company are located at 2 North Cascade Avenue, 14th
Floor, Colorado Springs, Colorado 80903, and its phone number is
(719) 442-2600.

The Company has set the time and date of the Special Meeting in lieu of the Annual Meeting as ____ , May 11, 1999. The meeting will be held at _____________. The record date for the Common Stock is March 23, 1999, and for the Depository Shares the record date is April 12, 1999. Only shareholders of record, as applicable, on those respective dates will entitled to vote at the special meeting.

The Company's annual report on Form 10-K for the Fiscal Year
Ended
December 31, 1998, discloses that on February 1, 1999, there were
6,965,328 shares of Common Stock and 2,300,000 Depository Shares outstanding. The Company has, however, made a tender offer for 1,052,631 Depository Shares, so it is likely that the number of outstanding Depository Shares will be significantly reduced by the record date.

Solicitation Expenses

The Committee has retained D. F. King & Co., Inc. to assist in the solicitation of proxies and for related services. The Committee has agreed to pay that organization a fee estimated at $25,000, and to reimburse it for reasonable out-of-pocket expenses. Approximately 20 persons will be used by D.F. King in its solicitation efforts. In addition to the use of mails, proxies may be solicited by the Committee and the director nominees by telephone, telegram, and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the Common Stock and Preferred Stock that such institutions hold of record. The Committee will reimburse such institutions for their reasonable out-of-pocket expenses.

The expense of preparing and mailing this Proxy Statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, consultants, public relations, transportation, and litigation) will be borne by the Committee, with a portion of the money provided by the UMWA Health and Retirement Funds.

The Committee estimates that its total expenditures relating to the solicitation of proxies will be approximately $200,000. Total cash expenditures to-date relating to this solicitation have been approximately $10,000. It is the Committee's position that its actions with respect to the solicitation of proxies will enhance the value of the Company for the benefit of its stockholders. While the Committee presently intends to seek reimbursement from the Company for its reasonable expenses in connection with this solicitation, the Committee does not expect to submit such matter to a vote of security holders, unless required by law.

How to Contact Us

WE ARE RECRUITING YOUR SUPPORT. To offer your support or learn how you can help, please contact us:

Frank Williams    (703) 641-4612   (703) 641-9082 (fax)
Nelson Obus       (212) 760-0134   (212) 760-0824 (fax)
nobus291@aol.com
Bentley Offutt    (410) 584-9600   (410) 584-7044 (fax)
offutt@chesint.net
Guy Dove          (540) 687-6351   (540) 687-6714 (fax)
Robert Fowler     (770) 618-7284   (770) 618-7142 (fax)
Matthew Sakurada  (919) 776-9985   (919) 776-9985 (fax)
msakurada@sprintmail.com
William Sim       (202) 872-2211   (202) 331-6181 (fax)
wjsim@pepco.com

FOR ADDITIONAL INFORMATION, PLEASE VISIT OUR WEBSITE AT : FOR
ADDITIONAL INFORMATION, PLEASE VISIT OUR WEBSITE AT :
http://www.freedomforshareholders.com

The website will publish the Bodington & Company analysis for obtaining maximum revenues possible from the sale of Westmoreland's IPPs. In addition, the website will include our SEC
Schedule 13D and proxy filings, concerned shareholders' letters, and indications of further support for our cause to remove Westmoreland management.

JOIN US.

About Your Vote

Carefully review this proxy statement. YOUR PROXY IS IMPORTANT.

IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING, YOUR PROXY IS
THE
ONLY MEANS AVAILABLE FOR YOU TO VOTE. No matter how many or how few shares you own, please vote FOR the Committee's nominees for director by promptly signing, marking, and dating the enclosed BLUE proxy.

If you own shares of the Company, but your stock certificate is held for you by a brokerage firm, bank, or other institution, it is very likely that the stock certificate is actually in the name of such institution. If so, only that institution can execute a BLUE proxy and vote your shares of stock. The institution holding your shares for you is required to forward proxy materials to you and solicit your instructions with respect to the granting of proxies.

IT CANNOT VOTE YOUR SHARES UNLESS IT RECEIVES YOUR SPECIFIC
INSTRUCTIONS.



Appendix _ Preliminary Form of Proxy for Depository Shares
(A Blue Card)

-----------------------------------------------------------------
-
                        NON-MANAGEMENT PROXY
        SOLICITED BY THE COMMITTEE TO ENHANCE SHARE VALUE
                   WESTMORELAND COAL COMPANY

                        DEPOSITORY SHARES

                  SPECIAL MEETING IN LIEU OF
                ANNUAL MEETING OF SHAREHOLDERS
                            MAY 11, 1999

The undersigned hereby appoints Frank E. Williams, Jr., Nelson Obus and Bentley Offutt (the "Proxy Committee"), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of the Company which the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held on May 11, 1999 (the "Meeting"), and at any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 and 2 and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Proxy Statement for the Meeting.

PROXIES WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN,
THIS
PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND ON ANY OTHER
MATTERS WHICH MAY COME BEFORE THE MEETING AT THE DISCRETION OF
THE
PROXY COMMITTEE.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

-----------------------------------------------------------------
-
(Reverse of Proxy) Please check appropriate box

Proposal 1. AUTHORITY TO VOTE FOR [ ]     WITHHOLD AUTHORITY TO
VOTE FOR  [ ]

Westmoreland Committee to Enhance Share Value Nominees as
Preferred Stock (Depository Share) Directors
Guy O. Dove, III     William J. Sim

If you wish to withhold authority to vote for one of the above, you may do so by circling his name.


PROPOSAL 2. AUTHORITY TO VOTE FOR [ ]     WITHHOLD AUTHORITY TO
VOTE FOR  [ ]

Westmoreland Committee to Enhance Share Value Nominees as
At-large
Directors

Frank E. Williams, Jr.    Nelson Obus      R. Bentley Offutt
Matthew S.Sakurada            Robert A. Fowler


If you wish to withhold authority to vote for one of the above, you may do so by circling his name.


Signature(s) _______________________________ Date _______________

Signature(s) _______________________________ Date _______________

PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ABOVE.

Preliminary Form of Proxy for Common Stock
(A Blue Card)

-----------------------------------------------------------------
-

-----------------------------------------------------------------
-
                        NON-MANAGEMENT PROXY
        SOLICITED BY THE COMMITTEE TO ENHANCE SHARE VALUE
                   WESTMORELAND COAL COMPANY

                        DEPOSITORY SHARES

                  SPECIAL MEETING IN LIEU OF
                ANNUAL MEETING OF SHAREHOLDERS
                            MAY 11, 1999

The undersigned hereby appoints Frank E. Williams, Jr., Nelson Obus and Bentley Offutt (the "Proxy Committee"), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of the Company which the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held on May 11, 1999 (the "Meeting"), and at any adjournment thereof, as indicated on the reverse side of this card with respect to Proposal 2 and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Proxy Statement for the Meeting.

PROXIES WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN,
THIS
PROXY WILL BE VOTED FOR PROPOSAL 2, AND ON ANY OTHER MATTERS
WHICH
MAY COME BEFORE THE MEETING AT THE DISCRETION OF THE PROXY
COMMITTEE.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

-----------------------------------------------------------------
-
(Reverse of Proxy) Please check appropriate box

PROPOSAL 2. AUTHORITY TO VOTE FOR [ ]     WITHHOLD AUTHORITY TO
VOTE FOR  [ ]

Westmoreland Committee to Enhance Share Value Nominees as
At-large
Directors  Frank E. Williams, Jr.             Nelson Obus
R. Bentley Offutt      Matthew S.Sakurada      Robert A. Fowler


If you wish to withhold authority to vote for one of the above, you may do so by circling his name.


Signature(s) _______________________________ Date _______________

Signature(s) _______________________________ Date _______________

PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ABOVE.